Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:
Judd P. Tirnauer
Executive Vice President & Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS SALES AND PROVIDES UPDATED EARNINGS GUIDANCE FOR FIRST QUARTER OF FISCAL 2013
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Company Expects First Quarter Earnings to Be Near the Middle of its Prior Earnings Guidance Range and to Significantly Exceed Last Year's Results

Philadelphia, PA, January 8, 2013 -- Destination Maternity Corporation (Nasdaq: DEST), the world's leading maternity apparel retailer, today reported sales for the first quarter of fiscal 2013 ended December 31, 2012, and announced that it expects its first quarter fiscal 2013 earnings to be near the middle of its prior earnings guidance range and to significantly exceed last year's first quarter earnings.

Net sales for the first quarter of fiscal 2013 decreased 0.8% to $135.3 million from $136.4 million reported for the first quarter of fiscal 2012. Comparable sales (which include Internet sales) increased 1.9% versus a comparable sales decrease of 4.1% for the first quarter of fiscal 2012. The slight decrease in total reported sales for the first quarter of fiscal 2013 compared to the first quarter of fiscal 2012 resulted primarily from decreased sales related to the Company's continued efforts to close underperforming stores, partially offset by the increase in comparable sales.

Ed Krell, Chief Executive Officer of Destination Maternity, noted, "We are pleased with our sales performance for the first quarter of fiscal 2013, especially in light of the negative impact on our sales of both Superstorm Sandy and the adverse calendar shift, whereby we had one less Saturday in the first quarter of this fiscal year than last fiscal year. We expect our diluted earnings per share for the first quarter to be near the middle of our prior earnings guidance range of $0.25 to $0.32 per share that we provided in our November 15, 2012 press release, and to be significantly higher than last year's first quarter diluted earnings of $0.17 per share. This represents our second consecutive quarter of achieving both a comparable sales increase and a significant increase in earnings over the prior year, showing the progress we are making in our sales-driving initiatives while maintaining strong operational and expense discipline.

"Our total sales of $135.3 million for the first quarter were within our sales guidance range of $132.5 to $136.5 million provided in our November 15 press release, primarily due to our comparable sales increase of 1.9%, which was within our guidance range for a comparable sales change of between flat and an increase of 3% for the quarter. It is important to note that we estimate that our first quarter reported comparable sales increase of 1.9% was adversely impacted by (1) approximately 1 percentage point due to having one less Saturday in the first quarter of this fiscal year than last fiscal year; and (2) approximately 0.5 percentage points due to the impact on stores affected by Superstorm Sandy in late October and early November 2012.

"During the quarter, we opened our first 12 leased departments in buybuy Baby® stores under our broad-based partnership with Bed Bath & Beyond Inc. and its subsidiary, Buy Buy Baby, Inc., which we previously announced in May 2012. Our marketing partnership with buybuy BABY provides our maternity customer with an introduction to this great retail chain, and having our maternity and nursing apparel product available in buybuy BABY stores enables us to serve the maternity customer through another world-class retailer."

For the quarter ended December 31, 2012, the Company opened two new multi-brand Destination Maternity stores, and closed six stores, including two store closings related to Destination Maternity store openings. As of December 31, 2012, the Company operates 621 stores, 1,266 leased department locations and 1,887 total retail locations, compared to 656 stores, 1,405 leased department locations and 2,061 total retail locations operated as of December 31, 2011. In connection with the Company's new broad-based partnership with Bed Bath & Beyond Inc. and its subsidiary, Buy Buy Baby, Inc., the Company discontinued operation of its 124 remaining leased departments in Babies"R"Us® stores in late October 2012 and began to open leased departments in select buybuy BABY stores. As of November 24, 2012, Bed Bath & Beyond Inc. had 78 buybuy BABY stores, including 12 stores as of December 31, 2012, in which the Company operates leased departments. Over time, the Company expects to significantly increase the number of buybuy BABY stores in which it has a maternity apparel leased department.

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Destination Maternity Corporation is the world's largest designer and retailer of maternity apparel. In the United States and Canada, as of December 31, 2012, Destination Maternity operates 1,887 retail locations, including 621 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and 1,266 leased department locations, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at over 1,100 Kohl's® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has exclusive store franchise and product supply relationships in India, the Middle East and South Korea. As of December 31, 2012, Destination Maternity has 137 international franchised locations, including 121 shop-in-shop locations and 16 Destination Maternity branded stores.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel,  expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, the continuation of the regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company's periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.